Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Descartes Systems Group Inc.

We consent to the use of our report dated March 6, 2024, on the consolidated financial statements of The Descartes Systems Group Inc. (the “Entity”), which comprise the consolidated balance sheets as at January 31, 2024 and January 31, 2023, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2024, and the related notes, and our report dated March 6, 2024 on the effectiveness of internal control over financial reporting as of January 31, 2024, which are incorporated herein by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 15, 2024

Vaughan, Canada